Filed Pursuant to Rule 424(b)(5)

Registration No. 333-291705

PROSPECTUS SUPPLEMENT

Up to $100,000,000

Common Stock

We have entered into an At the Market Offering Agreement (the “Sales Agreement”), with Titan Partners Group LLC, a division of American Capital Partners, LLC (“Titan Partners”), dated November 21, 2025, relating to shares of our common stock, par value $0.000666 per share (the “Common Stock”), offered by this prospectus supplement. In accordance with the terms of the Sales Agreement, we may offer and sell shares of our Common Stock having an aggregate offering price of up to $100,000,000 from time to time through Titan Partners, acting as our sales agent.

Sales of our Common Stock, if any, under this prospectus supplement may be made by any method permitted that is deemed an “at the market offering” as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). Titan Partners is not required to sell any specific amount but will act as our sales agent and use commercially reasonable efforts to sell on our behalf the shares of our Common Stock requested to be sold by us, consistent with its normal trading and sales practices, on mutually agreed terms between Titan Partners and us. There is no arrangement for funds to be received in escrow, trust or similar arrangement.

Titan Partners will be entitled to compensation at a commission rate equal to 3.0% of the gross sales price per share of Common Stock sold through it as sales agent pursuant to the Sales Agreement. In connection with the sale of shares of our Common Stock on our behalf, Titan Partners will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of Titan Partners will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to Titan Partners with respect to certain liabilities, including liabilities under the Securities Act. See “Plan of Distribution” beginning on page S-11 of this prospectus supplement regarding the compensation to be paid to Titan Partners.

Our Common Stock is listed on the NYSE American under the symbol “LODE.” The last reported sale price of our Common Stock on the NYSE American on November 20, 2025 was $3.28 per share.

Investing in our securities involves significant risk. Please read carefully the section entitled “Risk Factors” beginning on page S-9 of this prospectus supplement.

Neither the Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved of the securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Titan Partners Group

a division of American Capital Partners

The date of this prospectus supplement is December 10, 2025.

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission utilizing a “shelf” registration process. By using a shelf registration statement, we may offer shares of Common Stock under this prospectus supplement.

We provide information to you about this offering in two separate documents that are bound together: (1) this prospectus supplement, which describes the specific details regarding this offering; and (2) the accompanying prospectus, which provides general information, some of which may not apply to this offering. Generally, when we refer to this “prospectus,” we are referring to both documents combined. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date, for example, a document incorporated by reference in this prospectus supplement, the statement in the document having the later date modifies or supersedes the earlier statement as our business, financial condition, results of operations and prospects may have changed since the earlier dates.

You should rely only on the information contained in, or incorporated by reference into, this prospectus supplement, the accompanying prospectus and in any free writing prospectus that we may authorize for use in connection with this offering. We have not, and Titan Partners has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the Investor is not, making an offer to sell or soliciting an offer to buy our securities in any jurisdiction where an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement, and in any free writing prospectus that we may authorize for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement, and any free writing prospectus that we may authorize for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus supplement entitled “Where You Can Find More Information” and “Incorporation by Reference.”

We are offering to sell, and seeking offers to buy, securities only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement, the accompanying prospectus and the offering of the securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. Neither this prospectus supplement or the accompanying prospectus constitutes, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement or the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

We may also authorize one or more “free writing prospectuses” (i.e., written communications concerning the offering that are not part of this prospectus supplement) that may contain certain material information relating to this offering. Before you invest in the securities offered under this prospectus supplement, you should carefully read both this prospectus supplement and the accompanying prospectus together with additional information under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

References in this prospectus supplement and the accompanying prospectus to the terms “we,” “us,” “our” “Comstock” or “the Company” or other similar terms mean Comstock Inc. and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file periodic reports, proxy statements and other information relating to our business, financial and other matters with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our filings are available to the public over the Internet at the Commission’s website at http://www.sec.gov.

We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to our securities described in this prospectus supplement. References to the “registration statement” or the “registration statement of which this prospectus supplement is a part” mean the original registration statement and all amendments, including all schedules and exhibits. This prospectus supplement does not contain all of the information in the registration statement because we have omitted parts of the registration statement in accordance with the rules of the Commission. Please refer to the registration statement for any information in the registration statement that is not contained in this prospectus supplement or the accompanying prospectus. The registration statement is available to the public over the Internet at the Commission’s website described above and can be read and copied at the locations described above.

Each statement made in this prospectus supplement or the accompanying prospectus concerning a document filed as an exhibit to the registration statement is qualified in its entirety by reference to that exhibit for a complete description of its provisions.

We make available, free of charge, on or through our website, copies of our proxy statements, our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file them with or furnish them to the Commission. We maintain a website at http://www.comstock.inc. The information contained on our website is not part of this prospectus supplement, the accompanying prospectus or the registration statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” information that we file with it. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the Commission will automatically update and supersede this information. This prospectus supplement omits certain information contained in the registration statement, as permitted by the Commission. You should refer to the registration statement, the accompanying prospectus and any prospectus supplement filed hereafter, including the exhibits, for further information about us and the securities offered by this prospectus supplement. Statements in this prospectus supplement or the accompanying prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference.

We incorporate by reference the documents listed below and any future documents that we file with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement:

(a) Our annual report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on March 6, 2025 (the “Form 10-K”);

(b) Our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2025, filed with the Commission on May 8, 2025 (the “First Quarter Form 10-Q”);

(c) Our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2025, filed with the Commission on August 14, 2025 (the “Second Quarter Form 10-Q”);

(d) Our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2025, filed with the Commission on October 30, 2025 (the “Third Quarter Form 10-Q,” and together with the First Quarter 10-Q and the Second Quarter 10-Q, the “Form 10-Qs”);

(e) current reports on Form 8-K filed with the Commission on January 13, 2025 (with respect to Item 1.01 and Item 2.03), January 21, 2025, January 31, 2025, February 7, 2025, February 13, 2025, February 18, 2025, February 20, 2025, February 28, 2025, March 12, 2025, March 25, 2025, May 15, 2025, May 27, 2025, May 28, 2025, June 9, 2025, June 12, 2025,  August 12, 2025 (with respect to Item 1.01, Item 2.03, Item 3.02 and Item 5.02), and August 14, 2025 (with respect to Item 1.01 and Item 3.02);

(f) the description of our Common Stock contained in our Form 8-K, filed with the Commission on March 12, 2025, in lieu of the description of our Common Stock contained in our Form 8-A (File No. 001-35200), filed with the Commission under Section 12 of the Exchange Act on June 8, 2011 (the “Form 8-A”); and

(g) Our proxy statement on Schedule 14A, filed with the Commission on April 9, 2025.

All documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of such documents.

Pursuant to Rule 412 under the Securities Act, any statement contained in the documents incorporated or deemed to be incorporated by reference in this prospectus supplement shall be deemed to be modified, superseded or replaced for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this prospectus supplement modifies, supersedes or replaces such statement. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus supplement.

Notwithstanding the foregoing, documents or portions thereof containing information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, are not incorporated by reference in this prospectus supplement.

We make available copies of the documents incorporated by reference in this prospectus supplement to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. Such requests should be directed to:

Comstock Inc.

117 American Flat Road

Virginia City, Nevada 89440

Attention: Investor Relations

Telephone: (775) 847-5272

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that you should consider before investing in our securities. We urge you to read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the section entitled “Risk Factors” and the financial statements and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

The Company

OVERVIEW

Comstock innovates and commercializes technologies, systems and supply chains that extract, integrate and convert under-utilized natural and waste resources into clean energy products, including pioneering technologies that produce electrification metals and minerals from end-of-life solar panels, including aluminum, silver and other critical and rare earth metals.

Bioleum innovates and commercializes technologies, systems and supply chains that secure, extract, integrate and convert carbon-based materials from under-utilized waste and purpose grown energy crops that would ultimately produce a broad range of extremely low carbon renewable fuels, including cellulosic ethanol, renewable diesel and sustainable aviation fuels.

Our goal is to Accelerate the Commercialization of Breakthrough Technologies. We plan on delivering extraordinary shareholder value by using systemic management practices, disciplined frontier scientific discovery, and applied engineering to innovate, develop, deploy and monetize clean energy technologies with integrated teams and partners in dedicated lines of business, especially in sustainable, renewable systems with the potential for superior, sustained throughput generation. Our plans to generate these throughputs involve both deploying and licensing our technologies, within a purpose-driven and designed ecosystem, including extended and interdependent partners that leverages their capital, human capacity, infrastructures, and other resources, often integrated directly with us and our solutions, to accelerate and maximize adoption.

We also own and manage investments in related assets that support our businesses, including existing minority equity positions and partnerships in strategic technology developers, two Wisconsin renewable fuels demonstration facilities, an existing Nevada-based solar panel recycling demonstration facility and currently ordered equipment for a Nevada-based industry-scale solar panel recycling facility. We also own, control and/or manage direct investments in northern Nevada real estate comprised primarily of industrial and commercial land, water rights and about twelve square miles of gold and silver mining claims and surface parcels that we own, lease or have a royalty interest in, some of which contain significant amounts of measured and indicated, and inferred gold and silver resources.

Lines of Business

Metals Segment

Our Metals Segment has established a goal of setting the global standard for solar panel recycling. For the past 21 months, we have operated a permitted, demonstration-scale solar panel recycling facility that delivers environmentally superior, zero-landfilled recycling solutions to support U.S. mineral industries. During 2024, this facility generated $0.4 million in revenue and, in the first nine months of 2025,  billable revenues (both recognized and deferred) increased nearly six-fold due, in part, to service fees for decommissioning services, recycling and processing end-of-life solar panels, and offtake sales of high-value recycled materials, including aluminum, copper, glass, and concentrated precious metals. We believe this technology deployment is globally leading and positioned to operate a world-class, quality, global solar panel recycling operation and the Metals Segment has the potential to establish the pace of metal recycling and ultimately, global solar panel recycling network deployment.

Comstock Metals has progressed all permitting requirements for its first industry-scale production facility, located on the same campus as the operating demonstration-scale facility, that can scale the operation, over 3 million panels per year representing up to 100,000 tons of processed waste materials per year. This strategically located facility will enable the expeditious transition of proven processes from commercial demonstration to full-scale production. The industry-scale facility is expected to significantly enhance our ability to meet the rapid and continuously growing demand for domestically recovered metals.

Our plan supports the creation of a more robust domestic supply chain for critical materials by innovating and scaling sustainable recycling technologies. The Company plans to build up to seven facilities in the United States over the next five years and support American energy and resource independence while simultaneously delivering significant economic and environmental value.

Our Metals Segment's 2025 objectives included (1) finalizing the industry-scale engineering, (2) submitting and receiving all prerequisite permits, (3) closing on equity and/or debt financing for Comstock Metals to sufficiently fund the construction and commissioning of the Company’s first industry-scale facility, (4) ordering all of the industry-scale equipment for our first industry-scale facility, (5) securing larger and longer terms supply contracts and (6) accelerating site selection for our second facility.

Mining Segment

Our Mining Segment generated income from leases, licenses, and related fees during 2024, and is administered by our wholly owned subsidiaries, Comstock Mining LLC, Comstock Processing LLC and various other local subsidiaries that collectively own, control, or retain royalty interest in twelve square miles of properties of patented mining claims, unpatented mining claims and surface parcels in northern Nevada, including six and a half miles of continuous mineralized strike length (the “Comstock Mineral Estate”).

On December 18, 2024, the Company executed a membership interest purchase agreement with Mackay Precious Metals Inc. (“Mackay”) pursuant to which the Company sold all of its right, title, and interest in its wholly owned subsidiary Comstock Northern Exploration LLC, and the Company's 25% interest in Pelen Limited Liability Company (“Pelen”), for an aggregate purchase price of $2,750,000. The Northern Targets encompass both the Gold Hill and Occidental Lode claim groups in Storey County, Nevada. Pelen owns certain claims adjacent to and/or relevant to these northern claim groups. The Company was paid $1.0 million in cash in 2024. On June 6, 2025, the parties executed an amendment (the “First Amendment”), to the membership interest purchase agreement. Pursuant to the First Amendment, the membership interest purchase agreement was amended to increase the purchase price to $2,950,000 bringing all final cash amounts due to a total of $1,950,000. As of September 30, 2025, the Company received all remaining cash payments of $1,950,000. For the nine-months ended September 30, 2025, pursuant to the First Amendment, the Company recognized an additional gain on the sale of mineral rights of $200,000 in our condensed consolidated statement of operations.

On June 30, 2023, the Company entered a Mineral Exploration and Mining Lease Agreement (“Mackay Mining Lease”) with Mackay. The Mackay Mining Lease terminated on December 18, 2024.

Our Mining Segment's 2025 objectives include (1) monetizing over $2.0 million from the sale of the northern mining claims, (2) advancing the preliminary economic assessment for the Dayton Consolidated Project and (3) the development of preliminary Dayton mine and reclamation plans, progressing toward full economic feasibility for Dayton.

Fuels Segment - Bioleum Corporation

We hold an investment in Bioleum, through our Preferred Series 1 equity position. Bioleum delivers advanced lignocellulosic biomass refining solutions that are setting new industry standards for the production of cellulosic ethanol, gasoline, renewable diesel, sustainable aviation fuel (“SAF”), and other renewable Bioleum™ fuels, with extremely low carbon intensity scores of 15 and market-leading yields of up to 125 gallons per dry metric ton of feedstock (on a gasoline gallon equivalent basis, or “GGE”), depending on feedstock, site conditions, and other process parameters. Bioleum has also negotiated the exclusive rights to intellectual properties developed by Hexas, subject to certain preexisting agreements, for production of purpose grown energy crops in liquid fuels applications with proven yields exceeding 25 to 30 dry metric tons per acre per year. The combination of Bioleum's high yielding refining platform and Hexas’ high yielding energy crops enables the production of enough feedstock to produce upwards of 100 barrels (at 42 gallons per barrel) of fuel per acre per year, with regenerative practices that can effectively transform marginal agricultural lands into perpetual “drop-in sedimentary oilfields” with the potential to dramatically boost regional energy security and rural economies. Bioleum plans to contribute to domestic energy dominance by directly building, owning, and operating a network of Bioleum refineries in the U.S. to produce up to 200 million barrels of renewable fuel per year by 2035, starting with its planned first 400,000 barrel per year commercial demonstration facility in Oklahoma. Bioleum will also license its advanced feedstock and refining solutions to third parties for additional production in global markets. Bioleum does not currently generate revenue.

Bioleum operates two complementary and interdependent pilot facilities, including a feedstock conversion and biointermediate production pilot in Wausau, Wisconsin (“Wausau Facility”), and a biointermediate conversion and renewable fuel production development pilot in Madison, Wisconsin (“Madison Facility”). Bioleum continues innovating its existing commercial process for the purpose of advancing its technological readiness, stabilizing and increasing its market-leading yields, further decreasing carbon intensities, and driving costs down in the longer-term pursuit of fossil parity. In addition to Hexas, Bioleum’s innovations group has also partnered with National Renewable Energy Laboratory (“NREL”), the Massachusetts Institute of Technology (“MIT”), RenFuel K2B AB (“RenFuel”), Emerging Fuels Technologies Inc. (“EFT”), and others with sponsored research, licensing, and other agreements.

Effective February 28, 2025, we effectively entered into a series of definitive agreements with subsidiaries of Marathon Petroleum Corporation (“Marathon”), involving the purchase of $14,000,000 in Bioleum equity as part of the Series A Financing, subject to a $700,000,000 valuation cap (“Investment”). The purchase price includes $1,000,000 in cash and $13,000,000 in payment-in-kind assets comprised of equipment, related intellectual properties, and other materials located at Marathon’s former renewable fuel demonstration facility in Madison, Wisconsin (“Payment-In-Kind Assets”).

In May 2025, Bioleum also completed the initial $20 million closing of its Series A preferred equity offering (“Series A Financing”). Bioleum also plans to complete its Series A Financing during 2025 and commence project equity and debt financings that includes an allocation of $152 million from the State of Oklahoma in project activity bonds for the construction of its planned first 400,000 barrel per year facility in Oklahoma.

Strategic Investments Segment

We own and manage several investments and projects that are strategic to our plans and ability to produce and maximize throughput in our Metals and Mining Segments, that are held for the purpose of complementing or enhancing our mission of accelerating the commercialization of hard technologies for the energy transition and creating value but that are not a component of such other segments or otherwise have distinct operating activities. Our Strategic Investments Segment includes minority equity and equity-linked investments in Green Li-ion Pte Limited (lithium-ion battery component recycler and remanufacturing), RenFuel (advanced biofuel development and production), Hexas (propagation and production of purpose grown energy crops), and Sierra Springs Opportunity Fund (northern Nevada real estate) and other equity investments. In November 2024, we completed a transaction for the disposition of our minority equity investment in GenMat while retaining the rights for using the technologies.

Other

Investments in Properties – The Company directly owns three types of properties in Silver Springs, NV, including 98 acres of industrial land, 160 acres of commercial land, both centrally located in Silver Springs, just south of the Silver Springs Regional Airport and a portfolio of water rights. The Company has begun marketing these assets for sale as both industrial and commercial development as interest in Silver Springs, NV has increased.

Outlook

Our goal is to Accelerate the Commercialization of Breakthrough Technologies.

Comstock innovates and commercializes technologies, systems and supply chains that extract, integrate and convert under-utilized natural and waste resources into clean energy products, including pioneering technologies that produce electrification metals and minerals from end-of-life solar panels, including aluminum, silver and other critical and rare earth metals.

Bioleum innovates and commercializes technologies, systems and supply chains that secure, extract, integrate and convert carbon-based materials from under-utilized waste and purpose grown energy crops that would ultimately produce a broad range of extremely low carbon renewable fuels, including cellulosic ethanol, renewable diesel and sustainable aviation fuels.

We are pushing the boundaries of what is possible in technology and sustainability by leveraging our teams’ unique skills, our investments and the related diverse technology portfolios and our frontier research and development networks toward achieving breakthrough innovations that deliver meaningful positive impact across industries, economies and communities. The primary focus for 2025 is the commercialization of Comstock Metals and the continuous innovation, development and engineering of technologies and solutions, by us and by our partners, that support the efficient conversion of these resources into clean, profitable energy products.

Corporate

The growth opportunities for both Comstock Metals and Bioleum developed beyond our original plans, and we have now realigned both the organizations and their respective capital bases with some of the most sophisticated partners for investment, feedstocks, technologies, operations, and offtakes, including significant investments.

We are expanding those partnerships across both our extended metals and fuels systems and supply chains, positioning them for industry leadership, exponential revenue growth and superior throughput profiles, especially for Metals and leading to cash profitability for Comstock Metals in 2026.

Comstock now owns a $65 million face value convertible preferred stock in Bioleum Corporation, ultimately convertible into 32.5 million common shares, positioning an exceptional value potential for Comstock’s shareholders and preserving Comstock’s ability to accelerate the growth and delivery of that value directly to shareholders.

The Company’s Corporate remaining objectives for the rest of 2025 include:

•	Advance our legacy real estate and non-strategic investments for ultimate monetization;
•	Support the next phases of accelerating Metals growth; and
•	Finalize, communicate and implement plans to unlock maximum value from the separation of Bioleum

The Company's 2025 efforts to date have now resulted in two, fully dedicated, high-growth companies: our Nevada-based renewable metals operation with expanding production and our Oklahoma-headquartered Bioleum Corporation, with major research, development and pilot production operations based in Wausau and Madison, Wisconsin.

Comstock Metals

Comstock Metals has now been operating its first commercial demonstration facility for nearly 21 months and in November of 2024, submitted permits for the first industry-scale photovoltaic recycling facility. The Company expects these permits to be issued imminently during the fourth quarter of 2025. The industry-scale facilities are designed for 100,000 tons of annual capacity, with operations commencing post commissioning during the second quarter 2026.

Additional site selection activities are ongoing for the next two industry-scale facilities and multiple associated storage sites. The Company plans to ultimately build up to 7 industry-scale U.S. based recycling facilities.

The Company's Metals remaining objectives for the rest of 2025 include:

•	Receive final permits for our first industry-scale facility in Silver Springs, NV;
•	Procure, deploy, and assemble plant and equipment for our first industry-scale facility in Silver Springs, NV;
•	Secure additional Master Service Agreements (MSA) with national and regional customers;
•	Complete site selection for two additional solar panel recycling locations;
•	Expand the system globally with international strategic and capital partners; and
•	Advance R&D efforts to recover more and higher-purity materials from recycled streams for offtake.

Comstock Mining

Comstock Mining has amassed the single largest known repository of historical and current geological data within the Comstock mineral district, including extensive geophysical surveys, geological mapping, and drilling data, including the Dayton resource.

The Company's Mining remaining objectives for the rest of 2025 include:

•	Commercialize agreements that either monetize or enable resource expansion of the central claims;
•	Publish the Dayton Consolidated Project technical work with preliminary economics and sensitivities; and
•	Complete the preliminary mine plans that enable the economic development of the southern district claims.

The Company’s 2025 efforts will apply economic analysis to Comstock’s existing gold and silver resources progressing toward preliminary economic feasibility for the southern part of the district and the ultimate development of full mine and reclamation plans and the development of post productive land and community development plans.

Bioleum

Bioleum is actively engaged in the expansion of its pilot production facilities and the planning for its first commercial demonstration facilities and the associated supply chain participants (including feedstock, site selection, engineering, construction and procurement, and offtake).

Bioleum’s remaining objectives for the rest of 2025 include:

•	Advance efforts on the remaining subsidiary-level “Series A” equity financing in the separate Fuels entity;
•	Plan and deploy a Hexas-based, scalable, commercial demonstration fuel farm;
•	Complete site selection for first commercial biorefinery project in Oklahoma;
•	Expand integrated pilot production capabilities to up to two barrels per week of intermediates and fuels; and
•	Advance our innovation and development efforts toward even higher yields, lower costs and lower capital.

Comstock Fuels also offers integrations of its solutions into existing agriculture, forestry, pulp and paper, ethanol, and existing petroleum infrastructures to generate additional capacities, revenues, technical services, engineering and royalties. The plans also include integrating Bioleum’s high yield Bioleum refining platform with Hexas’ high yield energy crops to provide enough feedstock to produce upwards of 100 barrels of fuel per acre per year, effectively transforming agricultural lands into perpetual “drop-in sedimentary oilfields” with the potential to dramatically boost domestic energy resources.

Strategic Investments

Investment in Green Li-ion

Green Li-ion continues making meaningful progress in the development and deployment of its system that remanufactures critical precursor cathode active materials (“PCAM”), having now deployed its first commercial battery remanufacturing facility from fully recycled battery materials deployed. The Company intends to sell the remaining 35,662 Green Li-ion preferred shares in 2026.

Investments in other non-mining real estate, water rights and securities

The Company has announced plans for selling its non-mining real estate and water rights anticipated in the latter part of 2026.

Corporate Information

The Company’s executive offices are located at 117 American Flat Road, Virginia City, Nevada 89440 and its telephone number is (775) 847-5272. The Company’s mailing address is P.O. Box 1118, Virginia City, Nevada 89440. The Company’s website address is www.comstock.inc. The Company’s website and the information contained on, or that can be accessed through, the website are not part of this prospectus supplement.

FORWARD LOOKING STATEMENTS

Certain statements contained in this prospectus supplement or the accompanying prospectus or incorporated by reference in this prospectus supplement are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, are forward-looking statements. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “plan,” “should,” “intend,” “may,” “will,” “would,” “potential” and similar expressions identify forward-looking statements, but are not the exclusive means of doing so. Forward-looking statements include statements about matters such as: future market conditions; future explorations or acquisitions, divestitures, spin-offs or similar distribution transactions; future changes in our research, development and exploration activities; future financial, natural, and social gains; future prices and sales of, and demand for, our products and services; land entitlements and uses; permits; production capacity and operations; operating and overhead costs; future capital expenditures and their impact on us; operational and management changes (including changes in our Board); changes in business strategies, planning and tactics; future employment and contributions of personnel, including consultants; future land and asset sales; investments, acquisitions, joint ventures, strategic alliances, business combinations, operational, tax, financial and restructuring initiatives, including the nature, timing and accounting for restructuring charges, derivative assets and liabilities and the impact thereof; contingencies; litigation, administrative or arbitration proceedings; environmental compliance and changes in the regulatory environment; offerings, limitations on sales or offering of equity or debt securities, including asset sales and associated costs; and future capital needs, revenues, variable costs, throughput rates, operating expenses, debt levels, cash flows, margins, taxes and earnings.

These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical and current trends, current conditions, possible future developments and other factors they believe to be appropriate. Forward-looking statements are not guarantees, representations or warranties and are subject to risks and uncertainties, many of which are unforeseeable and beyond our control and could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements. Some of those risks and uncertainties include the risk factors set forth in this prospectus supplement or the accompanying prospectus or incorporated by reference in this prospectus supplement and our Annual Report on Form 10-K, and the following: adverse effects of climate changes or natural disasters; adverse effects of global or regional pandemic disease spread or other crises; global economic and capital market uncertainties; difficulties involved in developing renewable, decarbonizing and/or clean energy technologies, hazards and uncertainties associated with hazardous material and metal recycling, processing or mining and mineral extraction activities; the speculative nature of gold or mineral exploration, and aluminum, cadmium, copper, silica, silver, steel, and other metal and materials recycling, including risks of diminishing quantities or grades of qualified resources; operational or technical difficulties in connection with exploration, metal recycling, material processing or mining activities; costs, hazards and uncertainties associated with precious and other metal based activities, including environmentally friendly and economically enhancing, novel clean mining and processing technologies, precious metal exploration, resource development, economic feasibility assessment, environmental reclamations and historical restorations and cash generating mineral production; contests over our title to properties; potential dilution to our stockholders from our stock issuances, recapitalization and balance sheet restructuring activities; potential inability to comply with applicable government regulations or law; adoption of or changes in legislation or regulations adversely affecting our businesses; permitting constraints or delays; challenges to, or potential inability to, achieve the benefits of business opportunities, including research and development stage activities that may be presented to, or pursued by, us, including those involving quantum computing and material science based artificial intelligence supported advanced materials development and development services, development of cellulosic technology in bio-fuels and related material production; commercialization of cellulosic technology in bio-fuels; ability to successfully identify, finance, complete and integrate acquisitions, joint ventures, strategic alliances, collaborative research and development agreement, business combinations, asset and equity investment sales, and investments that we may be party to in the future; changes in the United States or other monetary or fiscal policies or regulations; interruptions in our production capabilities due to capital constraints; equipment failures; fluctuation of prices for gold or certain other commodities (such aluminum, cadmium, copper, silica, silver, steel, and other metal and materials, cyanide, water, diesel, gasoline and alternative fuels and electricity); changes in generally accepted accounting principles; adverse effects of war, mass shooting, terrorism and geopolitical events; potential inability to implement our business strategies; potential inability to grow revenues; potential inability to attract and retain key personnel; interruptions in delivery of critical supplies, equipment and raw materials due to credit or other limitations imposed by vendors; assertion of claims, lawsuits and proceedings against us; potential inability to satisfy debt and lease obligations; potential inability to maintain an effective system of internal controls over financial reporting; potential inability or failure to timely file periodic reports with the Securities and Exchange Commission; potential inability to list our securities on any securities exchange or market or maintain the listing of our securities; and work stoppages or other labor difficulties. Occurrence of such events or circumstances could have a material adverse effect on our business, financial condition, results of operations or cash flows, or the market price of our securities. All subsequent written and oral forward-looking statements by or attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Except as may be required by securities or other law, we undertake no obligation to publicly update or revise any forward-looking statements, whether from new information, future events, or otherwise.

THE OFFERING

Common Stock offered by us

Shares of our Common Stock, par value $0.000666 per share, having an aggregate offering price of up to $100,000,000. The actual number of shares issued by us in this offering will vary depending on the sales price under this offering.

Common Stock outstanding prior to this offering	51,264,247 shares of Common Stock outstanding as of September 30, 2025. The actual number of shares issued by us in this offering will vary depending on the sales price under this offering.

Manner of offering

We have entered into the Sales Agreement with Titan Partners relating to the sale of up to $100,000,000 of shares of our Common Stock. In accordance with the terms of the Sales Agreement, under this prospectus supplement we may offer and sell Common Stock having an aggregate offering price of up to $100,000,000 from time to time through Titan Partners, acting as our sales agent. Sales of Common Stock, if any, under this prospectus supplement may be made by any method permitted that is deemed an “at the market offering” as defined in Rule 415 under the Securities Act of 1933, as amended. See the section entitled “Plan of Distribution” on page S-11 of this prospectus supplement.

Use of Proceeds

We intend to use the net proceeds from this offering for general corporate purposes, including capital expenditures associated with commercializing subsequent industry scale and storage facilities for Comstock Metals, in addition to acquisitions, and technical, operational and human resource development expenses for supporting growth. See “Use of Proceeds.”

Risk Factors	You should carefully read and consider the information set forth in “Risk Factors” beginning on the next page of this prospectus supplement before investing in our Common Stock.

NYSE American symbol	LODE

The number of shares of Common Stock to be outstanding after the offering is based on 51,264,247 shares issued and outstanding at September 30, 2025, and excludes the following, in each case, as of such date:

•	up to 726,000 shares of Common Stock reserved for issuance under the Comstock Inc. 2022 Equity Incentive Plan and the Comstock Mining Inc. 2020 Equity Incentive Plan;
•	220,000 shares of Common Stock issuable upon the exercise of outstanding warrants at an exercise price of $4.56 per warrant; and
•	1,073,334 shares of Common Stock issuable upon the exercise of outstanding warrants at an exercise price of $2.58 per warrant.

RISK FACTORS

Investing in our securities involves significant risk. Prior to making a decision about investing in our securities, you should carefully consider the specific risk factors included below, as well as the risk factors discussed under the heading “Risk Factors” in the Form 10-K and the Form 10-Q, each of which are incorporated by reference in this prospectus supplement and the accompanying prospectus and may be amended, supplemented or superseded from time to time by other reports we file with the Commission in the future. The risks and uncertainties we have described are not the only ones we may face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also affect our operations. If any of these risks actually occurs, our business, results of operations and financial condition could suffer. In that case, the trading price of our Common Stock decline, and you could lose all or a part of your investment.

Risks Relating to the Company’s Common Stock and this Offering

The actual number of shares of Common Stock we will issue under the Sales Agreement, at any one time or in total, and the gross proceeds resulting from those sales is uncertain.

Subject to certain limitations in the Sales Agreement and compliance with applicable law, we have the discretion to request Titan Partners to sell on our behalf shares of Common Stock at any time throughout the term of the Sales Agreement, and Titan Partners will use commercially reasonable efforts to sell the shares. The number of shares that are sold by Titan Partners after we request that sales be made will fluctuate based on the market price of our Common Stock during the sales period and limits we set with Titan Partners. Because the price per share of our Common Stock sold will fluctuate based on the market price of our Common Stock during the sales period, it is not possible to predict the number of shares of Common Stock that will ultimately be issued by us under the Sales Agreement or the amount of gross proceeds to be raised in connection with those sales. In addition, investors may experience a decline in the value of the shares they purchase in this offering as a result of sales made at prices lower than the prices they paid.

The shares of Common Stock offered hereby will be sold in “at the market offerings,” and investors who buy shares at different times will likely pay different prices.

Investors who purchase shares in this offering at different times will likely pay different prices and accordingly may experience different levels of dilution and different outcomes in their investment results. We will have discretion, subject to market demand and the terms of the Sales Agreement, to vary the timing, prices and number of shares sold in this offering. In addition, subject to the final determination by our Board or any restrictions we may place in any applicable placement notice, there is no minimum or maximum sales price for shares to be sold in this offering. Investors may experience a decline in the value of the shares they purchase in this offering as a result of sales made at prices lower than the prices they paid.

The Company may issue additional Common Stock or other equity securities in the future that could dilute the ownership interest of existing shareholders.

The Company is currently authorized to issue 245,000,000 shares of Common Stock, of which 51,264,247 were issued and outstanding as of November 20, 2025, and 50,000,000 shares of preferred stock, of which no Preferred Shares are issued or outstanding as of November 20, 2025. To maintain its capital at desired levels or to fund future growth, the Board may decide from time to time to issue additional shares of Common Stock, or securities convertible into, exchangeable for or representing rights to acquire shares of Common Stock. The sale of these securities may significantly dilute stockholders’ ownership interest and the market price of the Common Stock. New investors in other equity securities issued by the Company in the future may also have rights, preferences and privileges senior to the Company’s current stockholders that may adversely impact its current stockholders.

You may experience immediate and substantial dilution in the net tangible book value per share of the Common Stock you purchase.

If the price per share of our Common Stock is offered at price that is substantially higher than the net tangible book value per share of our Common Stock, you will suffer substantial dilution in the net tangible book value of the Common Stock you purchase in this offering. The net tangible book value of our Common Stock on September 30, 2025, was approximately $1.88 per share. Purchasing our Common Stock at a purchase price in excess of the net tangible book value per share, will result in you suffering an immediate and substantial dilution.

If we are unable to maintain the listing standards of the NYSE American, our Common Stock may be delisted, which may have a material adverse effect on the liquidity and value of our Common Stock.

Our Common Stock is traded on the NYSE American. To maintain our listing on the NYSE American, we must meet certain financial and liquidity criteria. The market price of our Common Stock has been and may continue to be subject to significant fluctuation as a result of periodic variations in our revenues and results of operations. If we fail to meet any of the NYSE American’s listing standards, we may be delisted. In the event of delisting, trading of our Common Stock would most likely be conducted in the over the counter market on an electronic bulletin board established for unlisted securities, which could have a material adverse effect on the market liquidity and value of our Common Stock.

We will have broad discretion in how we use the proceeds, and we may use the proceeds in ways in which you and other stockholders may disagree.

We intend to use the net proceeds from this offering for general corporate purposes, including capital expenditures associated with commercializing subsequent industry scale and storage facilities for Comstock Metals, in addition to acquisitions, and technical, operational and human resource development expenses for supporting growth. See the section entitled “Use of Proceeds.” Our management will have broad discretion in the application of the proceeds from this offering and could spend the proceeds in ways that do not necessarily improve our operating results or enhance the value of our Common Stock.

The price of our Common Stock has and may continue to fluctuate significantly, which could negatively affect the Company and holders of our Common Stock.

The market price of our Common Stock is subject to volatility, has fluctuated, and may continue to fluctuate significantly due to, among other things, changes in market sentiment regarding our operations, financial results or business prospects, the mining, metals, recycling or environmental remediation industries generally, coordinated trading activities, large derivative positions or the macroeconomic outlook. The price of our Common Stock has been, and may continue to be, highly volatile in response to our recent transactions. Certain events or changes in the market or our industries generally are beyond our control. In addition to the other risk factors contained or incorporated by reference herein, factors that could impact our trading price include:

•	our actual or anticipated operating and financial results, including how those results vary from the expectations of management, securities analysts and investors;
•	changes in financial estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to us or other industry participants;
•	failure to declare dividends on our Common Stock from time to time;
•	reports in the press or investment community relating to our reputation or the financial services industry;
•	developments in our business or operations, or our industry sectors generally;
•	any future offerings by us of our Common Stock;
•

any coordinated trading activities or large derivative positions in our Common Stock, for example, a short squeeze, which occurs when a number of investors take a short position in a stock and have to buy the borrowed securities to close out the position at a time that other short sellers of the same security also want to close out their positions, resulting in surges of stock prices when demand is greater than supply;

•	legislative or regulatory changes affecting our industry generally or our business and operations specifically;
•	the operating and stock price performance of companies that investors consider to be comparable to us;
•	announcements of strategic developments, acquisitions, restructurings, dispositions, financings and other material events by us or our competitors;
•	expectations of (or actual) equity dilution, including the actual or expected dilution to various financial measures, including earnings per share, that may be caused by this offering;
•	actions by our current shareholders, including future sales of common shares by existing shareholders, including our directors and executive officers;
•	proposed or final regulatory changes or developments;
•	anticipated or pending regulatory investigations, proceedings, or litigation that may involve or affect us; and
•

other changes in U.S. or global financial markets, global economies and general market conditions, such as interest or foreign exchange rates, stock, commodity prices, credit or asset valuations or volatility.

USE OF PROCEEDS

We may offer and sell shares of our Common Stock having aggregate sales proceeds of up to $100,000,000 from time to time. The amount of proceeds we receive, if any, will depend on the actual number of shares of our Common Stock sold and the market price at which such shares are sold. There can be no assurance that we will be able to sell any shares or fully utilize the Sales Agreement with Titan Partners as a source of financing. Because there is no minimum offering amount required as a condition to close this offering, the net proceeds to us, if any, are not determinable at this time.

We will have broad discretion in the use of the net proceeds from the sale of the shares of Common Stock offered under this prospectus supplement. We presently intend to use the net proceeds from this offering for general corporate purposes, capital expenditures associated with commercializing subsequent industry scale and storage facilities for Comstock Metals, in addition to acquisitions, and technical, operational and human resource development expenses for supporting growth. However, our management will have broad discretion in the application of the proceeds from this offering and could spend the proceeds in ways that do not necessarily improve our operating results or enhance the value of our Common Stock.

Pending the use of the proceeds from this offering, we may invest the net proceeds in a variety of capital preservation instruments, which may include all or a combination of short-term and long-term interest-bearing instruments, investment-grade securities, and direct or guaranteed obligations of the U.S. government. We cannot predict whether the proceeds invested will yield a favorable return.

DESCRIPTION OF SECURITIES BEING OFFERED

Common Stock

We are offering shares of our Common Stock in this offering. See “Description of Capital Stock” in the accompanying prospectus for more information regarding our shares of Common Stock.

PLAN OF DISTRIBUTION

We have entered into the Sales Agreement with Titan Partners, under which we may offer and sell up to $100,000,000 of our shares of Common Stock from time to time through Titan Partners acting as our sales agent.

Sales of our shares of Common Stock, if any, under this prospectus supplement and the accompanying prospectus will be made by any method that is deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act.

Each time we wish to issue and sell our shares of Common Stock under the Sales Agreement, we will notify Titan Partners of the maximum number of shares to be sold on such day, the minimum price per share below which sales may not be made, and any other limitation specified by us and mutually agreed by Titan Partners. Once we have so instructed Titan Partners, unless Titan Partners declines to accept the terms of such notice in accordance with the Sales Agreement, Titan Partners has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such shares up to the amount specified on such terms. The obligations of Titan Partners under the Sales Agreement to sell our shares of Common Stock are subject to a number of conditions that we must meet. We or Titan Partners may suspend the offering of shares of Common Stock being made through Titan Partners under the Sales Agreement upon proper notice to the other party.

The settlement of sales of shares between us and Titan Partners is generally anticipated to occur on the first trading day following the date on which the sale was made. Sales of our shares of Common Stock as contemplated in this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as we and Titan Partners may agree upon. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will pay Titan Partners a commission equal to 3.0% of the aggregate gross proceeds we receive from each sale of our shares of Common Stock. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. In addition, we have agreed to reimburse Titan Partners certain specified expenses. We estimate that the total expenses for the offering, excluding any commissions or expense reimbursement payable to Titan Partners under the terms of the Sales Agreement, will be approximately $150,000. The remaining sale proceeds, after deducting any other transaction fees, will equal our net proceeds from the sale of such shares. We will report at least quarterly the number of shares of Common Stock sold through Titan Partners under the Sales Agreement, the net proceeds to us and the compensation paid by us to Titan Partners in connection with the sales of our Common Stock.

Titan Partners will provide written confirmation to us before the open on the NYSE American on the day following each day on which our shares of Common Stock are sold under the Sales Agreement. Each confirmation will include the number of shares sold on that day, the aggregate gross proceeds of such sales and the proceeds to us.

In connection with the sale of our shares of Common Stock on our behalf, Titan Partners will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of Titan Partners will be deemed to be underwriting commissions or discounts. We have agreed to indemnify Titan Partners against certain civil liabilities, including liabilities under the Securities Act. We have also agreed to contribute to payments Titan Partners may be required to make in respect of such liabilities.

The offering of our shares of Common Stock pursuant to the Sales Agreement will terminate upon the earlier of (i) the sale of all shares of Common Stock subject to the Sales Agreement and (ii) the termination of the Sales Agreement as permitted therein. We and Titan Partners may each terminate the Sales Agreement at any time upon ten days’ prior notice.

This summary of the material provisions of the Sales Agreement does not purport to be a complete statement of its terms and conditions.

Titan Partners and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Titan Partners and certain of its affiliates have, from time to time, performed, and may in the future perform various commercial and investment banking, and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, Titan Partners and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account or for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If Titan Partners or its affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. Titan Partners and its affiliates may hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common stock offered hereby. Any such short positions could adversely affect future trading prices of the common stock offered hereby. Titan Partners and certain of its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

This prospectus supplement and the accompanying prospectus in electronic format may be made available on a website maintained by Titan Partners, and Titan Partners may distribute the prospectus supplement and the accompanying prospectus electronically.

LEGAL MATTERS

The validity of the issuance of the securities offered in this offering and certain other legal matters has been passed upon for us by McDonald Carano LLP, Reno, Nevada. Foley & Lardner LLP, Milwaukee, Wisconsin, is acting as our counsel regarding securities law matters. Titan Partners is being represented in connection with this offering by McGuireWoods LLP, New York, New York.

EXPERTS

The consolidated financial statements for the fiscal years ended December 31, 2024 and December 31, 2023, incorporated in this prospectus supplement by reference from the Form 10-K have been audited by Assure CPA, LLC, an independent registered public accounting firm, as stated in its report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon its authority as an expert in accounting and auditing.

No expert or counsel named in this prospectus supplement or the accompanying prospectus as having prepared or certified any part thereof or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of our Common Stock was employed on a contingency basis or had or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in us. Additionally, no such expert or counsel was connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Comstock Inc.

Up to $100,000,000

Common Stock

PROSPECTUS SUPPLEMENT

Titan Partners Group

a division of American Capital Partners

December 10, 2025